Exhibit 99.1

JOHN B. SANFILIPPO & SON, INC.

NEWS RELEASE

COMPANY CONTACT:	Michael J. Valentine
Chief Financial Officer
847-214-4509

Frank Pellegrino
Sr. Vice President, Finance and Treasurer
847-214-4138

FOR IMMEDIATE RELEASE

WEDNESDAY, AUGUST 19, 2020

Fourth Quarter Diluted EPS Was $0.89 per Share, and Fiscal Year 2020 EPS was a Record $4.69 per Share

Quarterly Overview:	Fiscal Year Overview:
• Net sales decreased by 5.8%	• Net sales increased by 0.4%
• Sales volume decreased by 2.6%	• Sales volume increased by 6.1%
• Gross profit decreased by 6.6%	• Gross profit increased by 11.1%
• Net income decreased by 8.9%	• Net income increased by 37.1%

Elgin, IL, August 19, 2020 — John B. Sanfilippo & Son, Inc. (NASDAQ: JBSS) (hereinafter the “Company”) today announced operating results for both its fiscal 2020 fourth quarter and fiscal year ended June 25, 2020. Net income for the fourth quarter of fiscal 2020 was $10.3 million, or $0.89 per share diluted, compared to net income of $11.3 million, or $0.98 per share diluted, for the fourth quarter of fiscal 2019. Net income for fiscal 2020 was $54.1 million, or $4.69 per share diluted, compared to net income of $39.5 million for fiscal 2019, or $3.43 per share diluted.

Fiscal 2020 fourth quarter net sales decreased by 5.8% to $204.2 million from net sales of $216.8 million for the fourth quarter of fiscal 2019 primarily due to a 3.3% decrease in the weighted average selling price per pound. The decline in the weighted average selling price per pound came from a shift in product mix from higher priced almonds, pecans and walnuts to lower priced trail and snack mixes and peanuts. Lower selling prices for cashews, which resulted from lower acquisition costs, also contributed to the decline in the weighted average selling price per pound. A 2.6% decline in sales volume, which is defined as pounds sold to customers, also contributed to the decline in net sales. Sales volume increased in the consumer distribution channel by 16.1%, which was primarily driven by a 25.2% increase in private brand snack nut and trail mix sales volume with existing customers. Approximately 59% of the total sales volume increase in the consumer distribution channel occurred in April, most of which we attribute to continued pantry loading in response to COVID-19. Sales volume declined by 43.0% in the commercial ingredients distribution channel primarily due to a 63.3% decline in sales volume to food service customers. The decline in food service sales volume was due to restaurant closures and a decline in air travel as a result of COVID-19 and the various nationwide stay at home orders and temporary closures. The decline in food service sales volume was offset in part by increased sales of peanut crushing stock to peanut oil processors. Sales volume declined by 32.4% in the contract packaging distribution channel primarily due to some lost business with one customer that increased its internal nut processing capacity and the unfavorable impact of lower convenience store foot traffic (as a result of COVID-19) on another customer’s business in this channel.

Sales volume for our branded products in the consumer distribution channel changed as follows:

Fisher recipe nuts	3.4%
Orchard Valley Harvest	(43.3)%
Fisher snack nuts	(1.6)%
Southern Style Nuts	(3.8)%

Fisher recipe nut sales volume increased primarily due to higher Internet sales as consumers are cooking and baking more frequently and reducing their trips to physical stores. The sales volume decline for our Orchard Valley Harvest brand came primarily from temporary store closures at a major customer in the non-food space and some lost distribution at another customer. The sales volume decrease for Fisher snack nuts was mainly due to a canceled promotion at a major customer in the home improvement space, which was offset in large part by distribution gains in grocery stores for the Oven Roasted Never Fried product line. The decline in sales volume for Southern Style Nuts resulted from some lost distribution at a major customer and lower promotional activity at other customers, which was offset in large part by increased sales in club stores and via the Internet. We attribute the cancellation and lower promotional activity for Fisher snack nuts and Southern Style Nuts to a general unwillingness on the part of retailers to execute promotional activity as a result of COVID-19.

Fiscal 2020 net sales increased by 0.4% to $880.1 million from $876.2 million for fiscal 2019, while sales volume increased by 6.1%. A 5.3% decline in the weighted average selling price per pound offset nearly all of the positive impact on net sales from the sales volume increase as the majority of the sales volume increase was driven by growth in lower priced trail and snack mixes and peanuts. Lower selling prices for products containing cashews and pecans, driven by lower commodity acquisition costs, also contributed to the decrease in the weighted average selling price per pound. Sales volume increased by 13.7% in the consumer distribution channel, which was primarily driven by increased sales of trail mixes and snack nuts due to distribution gains with new and existing private brand customers. Increased sales of Southern Style Nut products also contributed to the increase in sales volume in the consumer distribution channel. Sales volume declined by 6.9% in the commercial ingredients distribution channel and by 13.8% in the contract packaging distribution channel for the same respective reasons cited in the quarterly comparison.

Gross profit was $40.7 million in the fourth quarter of fiscal 2020 compared to $43.6 million for the fourth quarter of fiscal 2019. Gross profit margin, as a percentage of net sales, was 20.0% compared to 20.1% for the fourth quarter of fiscal 2019. The decline in gross profit was due primarily to the declines in food service and contract packaging sales volume, which were offset in part by gross profit generated from the increase in sales volume in the consumer distribution channel, lower commodity acquisition costs for cashews and reduced manufacturing spending per produced pound. The current quarter also included $1.0 million in COVID-19 related bonus expense paid to our essential manufacturing employees, which ceased in the latter part of the current fourth quarter.

Gross profit was $175.8 million in fiscal 2020 compared to $158.3 million in fiscal 2019. Gross profit margin increased to 20.0% of net sales for fiscal 2020 from 18.1% for fiscal 2019. The increases in gross profit and gross profit margin were due primarily to increased sales volume in the consumer distribution channel, lower commodity acquisition costs for cashews and reduced spending per produced pound due to manufacturing efficiencies.

Total operating expenses decreased by $2.1 million, and total operating expenses, as a percentage of net sales, decreased to 12.3% from 12.5% in the quarterly comparison. The decrease in total operating expenses in the quarterly comparison was mainly attributable to declines in incentive compensation, consulting and travel expenses, which were offset in part by increases in product donations to food banks and higher recruiting expenses.

Total operating expenses decreased by $2.5 million, and total operating expenses, as a percentage of net sales, decreased to 11.0% from 11.4% in the fiscal year comparison. The decrease in total operating expenses came from declines in advertising, freight, legal and consulting expenses. A gain of $0.9 million from an insurance recovery related to a fire in our Garysburg, North Carolina facility, which occurred in the second quarter of fiscal 2020 also contributed to the reduction in operating expenses. These reductions in operating expenses were offset in part by increases in payroll related and incentive compensation expense in addition to increases in expenses for product donations to food banks and broker commissions.

Interest expense for the fourth quarter of fiscal 2020 decreased to $0.5 million from $0.6 million for the fourth quarter of fiscal 2019. Interest expense decreased to $2.0 million for fiscal 2020 from $3.1 million for fiscal 2019. The decrease in interest expense in the quarterly comparison resulted from lower interest rates, and the decrease in interest expense in yearly comparison came from lower average debt levels and lower interest rates.

The value of total inventories on hand at the end of the current fourth quarter increased by $15.0 million, or 9.6%, when compared to the value of total inventories on hand at the end of the fourth quarter of fiscal 2019. The increase in the value of total inventories was primarily due to higher quantities on hand for peanuts, cashews and almonds and higher acquisition costs for peanuts and walnuts, which was partially offset by lower acquisition costs for pecans. As a result of the increase in the quantities of peanuts on hand compared to tree nuts and lower acquisition costs for cashews and pecans, the weighted average cost per pound of raw nut and dried fruit input stocks on hand at the end of the current fourth quarter fell by 7.0%.

“As we noted above, COVID-19 had positive and negative impacts upon our results for the fourth quarter of fiscal 2020. We saw strong evidence of a shift in consumer preferences to shop in smaller store formats like grocery stores and via the Internet. Based on IRi Total U.S. – Multi Outlet market data, consumers are also doing much more cooking and baking at home with the entire baking aisle category sales increasing by 49%. Internet-based sales for our brands increased by 365% led by strong increases in our market-leading Fisher recipe nut line. On the other hand, closures for restaurants and other food service establishments throughout the country negatively impacted our food service business. However, we were encouraged by significant improvement in this food service business as some re-openings occurred in the fourth quarter. In April, our food service sales volume declined by 90% compared to April 2019, while in June our food service sales volume declined by 34% compared to June 2019. In snack nuts and snack and trail mixes, we saw a significant shift to lower priced private label products from branded products. Based on changes in our item mix, we also saw consumer preferences shift from single-serve grab-and-go items to larger package sizes such as thirty-two ounce jars and stand up bags. The shift to larger package sizes allowed us to capture significant efficiencies in manufacturing and distribution,” stated Jeffrey T. Sanfilippo, Chief Executive Officer. “At retail, Fisher recipe nut pound volume declined by 10% in the quarter according to IRi Total U.S. – Multi Outlet market data. The decline in pound volume at retail was due to lost distribution at a major customer in the mass merchandiser sector, which was offset in large part by pound volume gains in grocery. The total recipe nut category pound volume increased by 24% in the quarterly comparison. Pound volume declined at retail by 30% in the quarter for our Orchard Valley Harvest brand due to some lost distribution at one customer, while the total produce category pound volume fell by 3% in the quarterly comparison. Fisher snack nut pound volume at retail increased by 21% in the quarter due to distribution gains for our Oven Roasted Never Fried product line, while the total pound volume for the snack nut category increased by 9%. Pound volume for our Southern Style Nuts brand at retail increased by 7% in the quarter due to a distribution gain with a new customer, while pound volume for the total trail and snack mix category decreased by 3% in the quarterly comparison,” Mr. Sanfilippo stated. “We believe we are well-positioned to take advantage of these dramatic changes in consumer preferences in respect to product line diversity and manufacturing capabilities. In recognition of these changes, we also bolstered our marketing and innovation leadership by adding individuals from major consumer product companies who have significant experience in managing brands in a changing environment.” Mr. Sanfilippo concluded.

The Company will host an investor conference call and webcast on Thursday, August 20, 2020, at 10:00 a.m. Eastern (9:00 a.m. Central) to discuss these results. To participate in the call via telephone, dial 1-844-536-5471 from the U.S. or 1-614-999-9317 internationally and enter the participant passcode of 3266938. This call is being webcast by Intrado Digital Media and can be accessed at the Company’s website at www.jbssinc.com.

Some of the statements in this release are forward-looking. These forward-looking statements may be generally identified by the use of forward-looking words and phrases such as “will”, “intends”, “may”, “believes”, “anticipates”, “should” and “expects” and are based on the Company’s current expectations or beliefs concerning future events and involve risks and uncertainties. Consequently, the Company’s actual results could differ materially. The Company undertakes no obligation to update publicly or otherwise revise any forward-looking statements, whether as a result of new information, future events or other factors that affect the subject of these statements, except where expressly required to do so by law. Among the factors that could cause results to differ materially from current expectations are: (i) the risks associated with our vertically integrated model with respect to pecans, peanuts and walnuts; (ii) sales activity for the Company’s products, such as a decline in sales to one or more key customers, or to customers generally, in some or all channels, a change in product mix to lower price products, a decline in sales of private brand products or changing consumer preferences; (iii) changes in the availability and costs of raw materials and the impact of fixed price commitments with customers; (iv) the ability to pass on price increases to customers if commodity costs rise and the potential for a negative impact on demand for, and sales of, our products from price increases; (v) the ability to measure and estimate bulk inventory, fluctuations in the value and quantity of the Company’s nut inventories due to fluctuations in the market prices of nuts and bulk inventory estimation adjustments, respectively; (vi) the Company’s ability to appropriately respond to, or lessen the negative impact of, competitive and pricing pressures; (vii) losses associated with product recalls, product contamination, food labeling or other food safety issues, or the potential for lost sales or product liability if customers lose confidence in the safety of the Company’s products or in nuts or nut products in general, or are harmed as a result of using the Company’s products; (viii) the ability of the Company to control expenses, such as transportation, compensation, medical and administrative expenses; (ix) the potential negative impact of government regulations and laws and regulations pertaining to food safety, such as the Food Safety Modernization Act; (x) uncertainty in economic conditions, including the potential for economic downturn particularly in light of the outbreak of COVID-19; (xi) the timing and occurrence (or nonoccurrence) of other transactions and events which may be subject to circumstances beyond the Company’s control; (xii) the adverse effect of labor unrest or disputes, litigation and/or legal settlements, including potential unfavorable outcomes exceeding any amounts accrued; (xiii) losses due to significant disruptions at any of our production or processing facilities or employee unavailability due to illness or quarantine; (xiv) the ability to implement our Strategic Plan, including growing our branded and private brand product sales and expanding into alternative sales channels; (xv) technology disruptions or failures, including disruptions due to employees working remotely; (xvi) the inability to protect the Company’s brand value, intellectual property or avoid intellectual property disputes; (xvii) the Company’s ability to manage successfully the price gap between its private brand products and those of its branded competitors; and (xviii) the ability of the Company to respond to or manage the outbreak of COVID-19 or other infectious diseases and the various implications thereof.

John B. Sanfilippo & Son, Inc. is a processor, packager, marketer and distributor of nut and dried fruit based products that are sold under a variety of private brands and under the Company’s Fisher®, Orchard Valley Harvest®, Squirrel Brand®, Southern Style Nuts® and Sunshine Country® brand names

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JOHN B. SANFILIPPO & SON, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(Dollars in thousands, except earnings per share)

	For the Quarter Ended		For the Year Ended
	June 25, 2020	June 27, 2019	June 25, 2020	June 27, 2019
Net sales	$204,199	$216,762	$880,092	$876,201
Cost of sales	163,457	173,144	704,317	717,931

Gross profit	40,742	43,618	175,775	158,270

Operating expenses:
Selling expenses	15,217	15,686	59,312	61,756
Administrative expenses	9,903	11,508	37,916	37,990

Total operating expenses	25,120	27,194	97,228	99,746

Income from operations	15,622	16,424	78,547	58,524

Other expense:
Interest expense	470	595	2,005	3,060
Rental and miscellaneous expense, net	579	198	1,565	1,089
Other expense	567	487	2,266	1,947

Total other expense, net	1,616	1,280	5,836	6,096

Income before income taxes	14,006	15,144	72,711	52,428
Income tax expense	3,749	3,879	18,601	12,962

Net income	$10,257	$11,265	$54,110	$39,466

Basic earnings per common share	$0.89	$0.98	$4.72	$3.45

Diluted earnings per common share	$0.89	$0.98	$4.69	$3.43

Cash dividends declared per share	$1.00	$—	$6.00	$2.55

Weighted average shares outstanding
— Basic	11,476,913	11,444,560	11,463,968	11,430,174

— Diluted	11,543,160	11,525,393	11,536,791	11,501,412

JOHN B. SANFILIPPO & SON, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(Dollars in thousands, except per share amounts)

	June 25, 2020	June 27, 2019
ASSETS
CURRENT ASSETS:
Cash	$1,535	$1,591
Accounts receivable, net	56,953	60,971
Inventories	172,068	157,024
Prepaid expenses and other current assets	8,315	5,754

	238,871	225,340

PROPERTIES, NET:	123,797	126,183

OTHER ASSETS:
Intangibles, net	21,775	24,276
Deferred income taxes	6,788	5,723
Operating lease right-of-use assets	4,351	—
Other	11,875	9,782

	44,789	39,781

	$407,457	$391,304

LIABILITIES & STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Revolving credit facility borrowings	$27,008	$—
Current maturities of long-term debt	5,285	7,338
Accounts payable	36,323	42,552
Bank overdraft	2,041	901
Accrued expenses	41,511	33,115

	112,168	83,906

LONG-TERM LIABILITIES:
Long-term debt	14,730	20,381
Retirement plan	31,573	24,737
Long-term operating lease liabilities	2,990	—
Other	7,758	7,725

	57,051	52,843

STOCKHOLDERS’ EQUITY:
Class A Common Stock	26	26
Common Stock	89	89
Capital in excess of par value	123,899	122,257
Retained earnings	124,058	137,712
Accumulated other comprehensive loss	(8,630)	(4,325)
Treasury stock	(1,204)	(1,204)

	238,238	254,555

	$407,457	$391,304